ROSEHILL RESOURCES INC.
LONG-TERM INCENTIVE PLAN

RESTRICTED STOCK UNIT GRANT NOTICE
Pursuant to the terms and conditions of the Rosehill Resources Inc. Long-Term Incentive Plan, as amended from time to time (the “Plan”), Rosehill Resources Inc. (the “Company”) hereby grants to the individual listed below (“you” or the “Participant”) the number of Restricted Stock Units (“RSUs”) set forth below in this Restricted Stock Unit Grant Notice (this “Grant Notice”). This award of RSUs (this “Award”) is subject to the terms and conditions set forth herein, in the Restricted Stock Unit Agreement attached hereto as Exhibit A (the “Agreement”) and the Plan attached hereto as Exhibit B, each of which is incorporated herein by reference. Capitalized terms used but not defined herein shall have the meanings set forth in the Plan.

Participant:	_____________________
Date of Grant:	_________ (“Date of Grant”)
Total Number of Restricted Stock Units:	_________
Vesting Commencement Date:	_________
Vesting Schedule:
Subject to the terms and conditions of the Agreement, the Plan and the other terms and conditions set forth herein, except as otherwise expressly provided in Section 2 of the Agreement, the RSUs shall vest according to the following schedule: ____________ so long as you remain continuously employed by the Company or an Affiliate, as applicable, from the Date of Grant through each such vesting date.

By clicking to accept, you agree to be bound by the terms and conditions of the Plan, the Agreement and this Grant Notice. You acknowledge that you have reviewed in their entirety and fully understand all provisions of the Agreement, the Plan and this Grant Notice. You hereby agree to accept as binding, conclusive and final all decisions or interpretations of the Committee regarding any questions or determinations arising under the Agreement, the Plan or this Grant Notice.
In lieu of receiving documents in paper format, you agree, to the fullest extent permitted by applicable law, to accept electronic delivery of any documents that the Company may be required to deliver (including, but not limited to, prospectuses, prospectus supplements, account statements, annual and quarterly reports and all other forms of communications) in connection with this Award. Electronic delivery may be via a Company electronic mail system or by reference to a location on a Company intranet to which you have access. You hereby consent to all procedures the Company has established or may establish for an electronic signature system for delivery and acceptance of any such documents.
You acknowledge and agree that clicking to accept this Award constitutes your electronic signature and is intended to have the same force and effect as your manual signature.
[Remainder of Page Intentionally Blank;
Signature Page Follows]

IN WITNESS WHEREOF, the Company has caused this Grant Notice to be executed by an officer thereunto duly authorized, effective for all purposes as provided above.

ROSEHILL RESOURCES INC. By: Title: Name:

EXHIBIT A
RESTRICTED STOCK UNIT AGREEMENT
This Restricted Stock Unit Agreement (together with the Grant Notice to which this Agreement is attached, this “Agreement”) is made as of the Date of Grant set forth in the Grant Notice (the “Date of Grant”) by and between Rosehill Resources Inc., a Delaware corporation (the “Company”), and __________ (the “Participant”). Capitalized terms used but not specifically defined herein shall have the meanings specified in the Plan or the Grant Notice.
1.Award.  In consideration of the Participant’s past and/or continued employment with the Company or its Affiliates and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, effective as of the Date of Grant, the Company hereby grants to the Participant the number of RSUs set forth in the Grant Notice on the terms and conditions set forth in the Grant Notice, this Agreement and the Plan, which is incorporated herein by reference as a part of this Agreement. In the event of any inconsistency between the Plan and this Agreement, the terms of the Plan shall control. To the extent vested, each RSU represents the right to receive one share of Stock, subject to the terms and conditions set forth in the Grant Notice, this Agreement and the Plan. Unless and until the RSUs have become vested in the manner set forth in the Grant Notice, the Participant will have no right to receive any Stock or other payments in respect of the RSUs. Prior to settlement of this Award, the RSUs and this Award represent an unsecured obligation of the Company, payable only from the general assets of the Company.
2.    Vesting of RSUs.
(a)    Except as otherwise set forth in Section 2(b), the RSUs shall vest in accordance with the vesting schedule set forth in the Grant Notice.  Unless and until the RSUs have vested in accordance with such vesting schedule, the Participant will have no right to receive any dividends or other distributions with respect to the RSUs. In the event of the termination of the Participant’s employment prior to the vesting of all of the RSUs (but after giving effect to any accelerated vesting pursuant to Section 2(b)), all unvested RSUs (and all rights arising from such RSUs and from being a holder thereof) will terminate automatically without any further action by the Company and will be forfeited without consideration or notice.
(b)    Notwithstanding anything to the contrary in Section 2(a), in the event that, during the 18-month period immediately following a Change in Control and prior to the time all the RSUs have become vested or have been forfeited, the Participant’s employment with the Company or an Affiliate, as applicable, is terminated by the Company without Cause (as defined below) or by the Participant for Good Reason (as defined below), then, provided that the Participant timely executes (and does not revoke within any time provided to do so) a release of claims in a form acceptable to the Committee, effective as of the date of such termination, the vesting of all unvested RSUs shall accelerate automatically in full without any further action by the Committee, the Company, any Affiliate or any other person and will be settled in accordance with the terms of this Agreement so long as the Participant remains continuously employed by the Company or any Affiliate from the Date of Grant through the date of such termination.
For purposes of this Agreement, “Cause” shall mean: (i) the Participant’s material breach of this Agreement or any other written agreement between the Participant and the Company or an Affiliate, including the Participant’s breach of any material representation, warranty or covenant made under any such agreement, or the Participant’s breach of any policy or code of conduct established by the Company or an Affiliate and applicable to the Participant; (ii) the commission of an act of gross negligence, willful misconduct, breach of fiduciary duty, fraud, theft or embezzlement on the part of the Participant; (iii) the commission by the Participant of, or conviction or indictment of the Participant for, or plea of nolo contendere by the Participant to, any felony (or state law equivalent) or any crime involving moral turpitude; or (iv) the Participant’s willful failure or refusal, other than due to disability, to perform the Participant’s obligations pursuant to this Agreement, any employment agreement with the Company or an Affiliate, as applicable, or to follow any lawful directive from the Company, as determined by the Company; provided, however, that if the Participant’s actions or omissions as set forth in this clause (iv) of this definition are of such a nature that the Company determines that they are curable by the Participant, such actions or omissions must remain uncured thirty (30) days after the Company has provided the Participant written notice of the obligation to cure such actions or omissions.
For purposes of this Agreement, “Good Reason” shall mean: (i) a material diminution in the Participant’s base salary (other than an across-the-board reduction that affects similarly situated employees in substantially the same proportion as the Participant) or authority, duties and responsibilities with the Company or an Affiliate; provided, however, that if the Participant is serving as an officer or member of the board of directors (or similar governing body) of any member of the Company, an Affiliate or any other entity in which a the Company or an Affiliate holds an equity interest, in no event shall the removal of the Participant as an officer or board member, regardless of the reason for such removal, constitute Good Reason; (ii) a material breach by the Company of any of its covenants or obligations under this Agreement; or (iii) the relocation of the geographic location of the Participant’s principal place of employment by more than 75 miles from the location of the Participant’s principal place of employment as of the date of this Agreement. Notwithstanding the foregoing provisions of this definition or any other provision of this Agreement to the contrary, any assertion by the Participant of a termination for Good Reason shall not be effective unless all of the following conditions are satisfied: (A) the condition described in clause (i), (ii) or (iii) of this definition giving rise to such termination must have arisen without the Participant’s consent; (B) the Participant must provide written notice to the Company of the existence of such condition(s) within 30 days of the initial existence of such condition(s); (C) the condition(s) specified in such notice must remain uncorrected for 30 days following the Company’s receipt of such written notice; and (D) the date of the termination of the Participant’s employment with the Company or an Affiliate, as applicable, must occur within 60 days after the initial existence of the condition(s) specified in such notice.
(c)    Notwithstanding any provision herein to the contrary, in the event of any inconsistency between this Section 2 and any written employment agreement entered into by and between the Participant and the Company or an Affiliate, as applicable, the terms of such employment agreement shall control.
3.    Dividend Equivalents. In the event that the Company declares and pays a dividend in respect of its outstanding shares of Stock and, on the record date for such dividend, the Participant holds RSUs granted pursuant to this Agreement that have not been settled, the Company shall record the amount of such dividend in a bookkeeping account and pay to the Participant an amount in cash equal to the cash dividends the Participant would have received if the Participant was the holder of record, as of such record date, of the number of shares of Stock related to the portion of the Participant’s RSUs that have not been settled as of such record date, such payment to be made on or within 60 days following the date on which such RSUs vest in accordance with Section 2. For purposes of clarity, if the RSUs (or any portion thereof) are forfeited by the Participant pursuant to the terms of this Agreement, then the Participant shall also forfeit the Dividend Equivalents, if any, accrued with respect to such forfeited RSUs. No interest will accrue on the Dividend Equivalents between the declaration and payment of the applicable dividends and the settlement of the Dividend Equivalents.
4.    Settlement of RSUs. As soon as administratively practicable following the vesting of RSUs pursuant to Section 2, but in no event later than 60 days after such vesting date, the Company shall deliver to the Participant a number of shares of Stock equal to the number of RSUs that become vested as of such vesting date. All shares of Stock issued hereunder shall be delivered either by delivering one or more certificates for such shares to the Participant or by entering such shares in book-entry form, as determined by the Committee in its sole discretion. In the event the Participant would otherwise become vested in a fractional portion of an RSU (a “Fractional RSU”) based on the vesting terms set forth in Section 2, the Fractional RSU shall instead remain unvested until the final vesting date provided in the Grant Notice; provided, however, that if the Participant would otherwise vest in a subsequent Fractional RSU prior to the final vesting date for the RSUs and such Fractional RSU taken together with a previous Fractional RSU that remained unvested would equal a whole RSU, then such Fractional RSUs shall vest to the extent they equal a whole RSU. Upon the final vesting date, the value of any remaining Fractional RSUs shall be rounded up to the nearest whole RSU. The value of shares of Stock shall not bear any interest owing to the passage of time. Neither this Section 4 nor any action taken pursuant to or in accordance with this Agreement shall be construed to create a trust or a funded or secured obligation of any kind.
5.    Tax Withholding. To the extent that the receipt, vesting or settlement of this Award results in compensation income or wages to the Participant for federal, state, local and/or foreign tax purposes, the Participant shall make arrangements satisfactory to the Company for the satisfaction of obligations for the payment of withholding taxes and other tax obligations relating to this Award, which arrangements include the delivery of cash or cash equivalents or, if permitted by the Committee in its sole discretion, Stock (including previously owned Stock, net settlement, a broker-assisted sale, or other cashless withholding or reduction of the amount of shares otherwise issuable or delivered pursuant to this Award), other property, or any other legal consideration the Committee deems appropriate. If such tax obligations are satisfied through net settlement or the surrender of previously owned Stock, the maximum number of shares of Stock that may be so withheld (or surrendered) shall be the number of shares of Stock that have an aggregate Fair Market Value on the date of withholding or surrender equal to the aggregate amount of such tax liabilities determined based on the greatest withholding rates for federal, state, local and/or foreign tax purposes, including payroll taxes, that may be utilized without creating adverse accounting treatment for the Company with respect to this Award, as determined by the Committee. The Participant acknowledges that there may be adverse tax consequences upon the receipt, vesting or settlement of this Award or disposition of the underlying shares and that the Participant has been advised, and hereby is advised, to consult a tax advisor. The Participant represents that the Participant is in no manner relying on the Board, the Committee, the Company or any of its Affiliates or any of their respective managers, directors, officers, employees or authorized representatives (including, without limitation, attorneys, accountants, consultants, bankers, lenders, prospective lenders and financial representatives) for tax advice or an assessment of such tax consequences.
6.    Non-Transferability.  None of the RSUs, the Dividend Equivalents or any interest or right therein may be sold, pledged, assigned or transferred in any manner other than by will or the laws of descent and distribution, unless and until the shares of Stock underlying the RSUs have been issued, and all restrictions applicable to such shares have lapsed. Neither the RSUs nor any interest or right therein shall be liable for the debts, contracts or engagements of the Participant or his or her successors in interest or shall be subject to disposition by transfer, alienation, anticipation, pledge, encumbrance, assignment or any other means, whether such disposition be voluntary or involuntary or by operation of law by judgment, levy, attachment, garnishment or any other legal or equitable proceedings (including bankruptcy), and any attempted disposition thereof shall be null and void and of no effect against the Company and its Affiliates, except to the extent that such disposition is expressly permitted by the preceding sentence.
7.    Compliance with Applicable Law. Notwithstanding any provision of this Agreement to the contrary, the issuance of shares of Stock hereunder will be subject to compliance with all requirements of applicable law with respect to such securities and with the requirements of any stock exchange or market system upon which the Stock may then be listed. No shares of Stock will be issued hereunder if such issuance would constitute a violation of any applicable law or regulation or the requirements of any stock exchange or market system upon which the Stock may then be listed. In addition, shares of Stock will not be issued hereunder unless (a) a registration statement under the Securities Act is in effect at the time of such issuance with respect to the shares to be issued or (b) in the opinion of legal counsel to the Company, the shares to be issued are permitted to be issued in accordance with the terms of an applicable exemption from the registration requirements of the Securities Act. The inability of the Company to obtain from any regulatory body having jurisdiction the authority, if any, deemed by the Company’s legal counsel to be necessary for the lawful issuance and sale of any shares of Stock hereunder will relieve the Company of any liability in respect of the failure to issue such shares as to which such requisite authority has not been obtained. As a condition to any issuance of Stock hereunder, the Company may require the Participant to satisfy any requirements that may be necessary or appropriate to evidence compliance with any applicable law or regulation and to make any representation or warranty with respect to such compliance as may be requested by the Company.
8.    Legends. If a stock certificate is issued with respect to shares of Stock delivered hereunder, such certificate shall bear such legend or legends as the Committee deems appropriate in order to reflect the restrictions set forth in this Agreement and to ensure compliance with the terms and provisions of this Agreement, the rules, regulations and other requirements of the SEC, any applicable laws or the requirements of any stock exchange on which the Stock is then listed. If the shares of Stock issued hereunder are held in book-entry form, then such entry will reflect that the shares are subject to the restrictions set forth in this Agreement.
9.    Rights as a Stockholder. The Participant shall have no rights as a stockholder of the Company with respect to any shares of Stock that may become deliverable hereunder unless and until the Participant has become the holder of record of such shares of Stock, and no adjustments shall be made for dividends in cash or other property, distributions or other rights in respect of any such shares of Stock, except as otherwise specifically provided for in the Plan or this Agreement.
10.    Execution of Receipts and Releases. Any issuance or transfer of shares of Stock or other property to the Participant or the Participant’s legal representative, heir, legatee or distributee, in accordance with this Agreement shall be in full satisfaction of all claims of such person hereunder. As a condition precedent to such payment or issuance, the Company may require the Participant or the Participant’s legal representative, heir, legatee or distributee to execute (and not revoke within any time provided to do so) a release and receipt therefor in such form as it shall determine appropriate; provided, however, that any review period under such release will not modify the date of settlement with respect to vested RSUs.
11.    No Right to Continued Employment or Awards. Nothing in the adoption of the Plan, nor the award of the RSUs thereunder pursuant to the Grant Notice and this Agreement, shall confer upon the Participant the right to continued employment by the Company or any Affiliate, or any other entity, or affect in any way the right of the Company or any such Affiliate, or any other entity to terminate such employment at any time. The grant of the RSUs is a one-time benefit and does not create any contractual or other right to receive a grant of Awards or benefits in lieu of Awards in the future. Any future Awards will be granted at the sole discretion of the Company. Unless otherwise provided in a written employment agreement or by applicable law, the Participant’s employment by the Company or any Affiliate, or any other entity shall be on an at-will basis, and the employment relationship may be terminated at any time by either the Participant, the Company, any Affiliate, or other entity for any reason whatsoever, with or without Cause or notice. Any question as to whether and when there has been a termination of such employment, and the cause of such termination, shall be determined by the Committee or its delegate, and such determination shall be final, conclusive and binding for all purposes.
12.    Notices. All notices and other communications under this Agreement shall be in writing and shall be delivered to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):
(a)    If to the Company, unless otherwise designated by the Company in a written notice to the Participant (or other holder):
Rosehill Resources Inc.
Attn: Legal Department
16200 Park Row, Suite 300
Houston, Texas 77084

(b)    If to the Participant, to the address for the Participant indicated on the signature page to the Grant Notice (as such address may be updated by the Participant providing written notice to such effect to the Company).
Any notice that is delivered personally or by overnight courier or telecopier in the manner provided herein shall be deemed to have been duly given to the Participant when it is mailed by the Company or, if such notice is not mailed to the Participant, upon receipt by the Participant. Any notice that is addressed and mailed in the manner herein provided shall be conclusively presumed to have been given to the party to whom it is addressed at the close of business, local time of the recipient, on the fourth day after the day it is so placed in the mail.
13.    Agreement to Furnish Information. The Participant agrees to furnish to the Company all information requested by the Company to enable it to comply with any reporting or other requirement imposed upon the Company by or under any applicable statute or regulation.
14.    Entire Agreement; Amendment. This Agreement, the Grant Notice and the Plan constitute the entire agreement of the parties with regard to the subject matter hereof, and contains all the covenants, promises, representations, warranties and agreements between the parties with respect to the RSUs granted hereby; provided¸ however, that the terms of this Agreement shall not modify and shall be subject to the terms and conditions of any employment, consulting and/or severance agreement between the Company (or an Affiliate or other entity) and the Participant in effect as of the date a determination is to be made under this Agreement. Without limiting the scope of the preceding sentence, except as provided therein, all prior understandings and agreements, if any, among the parties hereto relating to the subject matter hereof are hereby null and void and of no further force and effect. The Committee may, in its sole discretion, amend this Agreement from time to time in any manner that is not inconsistent with the Plan; provided, however, that except as otherwise provided in the Plan or this Agreement, any such amendment that materially reduces the rights of the Participant shall be effective only if it is in writing and signed by both the Participant and an authorized officer of the Company.
15.    Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, without regard to conflicts of law principles thereof.
16.    Successors and Assigns. The Company may assign any of its rights under this Agreement without the Participant’s consent. This Agreement will be binding upon and inure to the benefit of the successors and assigns of the Company. Subject to the restrictions on transfer set forth herein and in the Plan, this Agreement will be binding upon the Participant and the Participant's beneficiaries, executors, administrators and the person(s) to whom this Award may be transferred by will or the laws of descent or distribution.
17.    Clawback. Notwithstanding any provision in this Agreement, the Grant Notice or the Plan to the contrary, to the extent required by (a) applicable law, including, without limitation, the requirements of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, any Securities and Exchange Commission rule or any applicable securities exchange listing standards and/or (b) any policy that may be adopted or amended by the Board from time to time, all shares of Stock issued hereunder shall be subject to forfeiture, repurchase, recoupment and/or cancellation to the extent necessary to comply with such law(s) and/or policy.
18.    Severability. If a court of competent jurisdiction determines that any provision of this Agreement (or any portion thereof) is invalid or unenforceable, then the invalidity or unenforceability of such provision (or portion thereof) shall not affect the validity or enforceability of any other provision of this Agreement, and all other provisions shall remain in full force and effect.
19.    Headings. Headings are for convenience only and are not deemed to be part of this Agreement.
20.    Section 409A. Notwithstanding anything herein or in the Plan to the contrary, the RSUs granted pursuant to this Agreement are intended to be exempt from the applicable requirements of the Nonqualified Deferred Compensation Rules and shall be limited, construed and interpreted in accordance with such intent. Nevertheless, to the extent that the Committee determines that the RSUs may not be exempt from the Nonqualified Deferred Compensation Rules, then, if the Participant is deemed to be a “specified employee” within the meaning of the Nonqualified Deferred Compensation Rules, as determined by the Committee, at a time when the Participant becomes eligible for settlement of the RSUs upon his or her “separation from service” within the meaning of the Nonqualified Deferred Compensation Rules, then to the extent necessary to prevent any accelerated or additional tax under the Nonqualified Deferred Compensation Rules, such settlement will be delayed until the earlier of: (a) the date that is six months following the Participant’s separation from service and (b) the Participant’s death. Notwithstanding the foregoing, the Company and its Affiliates make no representations that the RSUs provided under this Agreement are exempt from or compliant with the Nonqualified Deferred Compensation Rules and in no event shall the Company or any Affiliate be liable for all or any portion of any taxes, penalties, interest or other expenses that may be incurred by the Participant on account of non-compliance with the Nonqualified Deferred Compensation Rules. The Participant’s employment shall terminate on the date that he or she experiences a “separation from service” as defined under the Nonqualified Deferred Compensation Rules.

[Remainder of Page Intentionally Blank]

21.
Exhibit B
Rosehill Resources Inc. Long-Term Incentive Plan
[SEE ATTACHED]